PRESS RELEASE
For Immediate Distribution                     Contact:
Investor Relations: Gary Kohn
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

Intrepid Potash Inc. Announces Preliminary Fourth Quarter and Full Year 2012 Sales and Production Results, Provides a Brief Project Update, and Schedules Fourth Quarter 2012 Conference Call

DENVER; January 17, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced today the following preliminary sales and production results for the fourth quarter and full year 2012.

	Preliminary	Preliminary
	Three Months Ended	Year Ended
	December 31, 2012	December 31, 2012
Potash
Production (tons)	210,000 - 220,000	790,000 - 800,000
Sales (tons)	195,000 - 205,000	835,000 - 845,000
Average Net Realized Sales Price ($/ton)	$430 - $440	$450 - $455
Cash COGS, net of by-product credit ($/ton)	$175 - $185	$175 - $185

Total COGS ($/ton)	$235 - $245	$235 - $245

Trio®
Production (tons)	30,000 - 35,000	130,000 - 135,000
Sales (tons)	40,000 - 45,000	120,000 - 130,000
Average Net Realized Sales Price ($/ton)	$340 - $350	$325 - $330
Cash COGS ($/ton)	$205 - $215	$205 - $215

Total COGS ($/ton)	$290 - $300	$280 - $290

Selling and Administrative	$8.0 - $9.5 million	$33.0 - $34.5 million

“Our preliminary results are consistent with our expectations of a strong fall application season, and we were pleased to see quarterly improvement once again in the potash production rate from our East facility,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. “Fall fertilizer sales in North America were reflective of robust demand for potash across the markets we serve.”

A fundamental component to Intrepid's success is the commitment to and execution of the long-term capital investment program, which is designed to grow production of lower-cost tons across its portfolio of mining facilities. Each major project remains on budget and continues to progress on all fronts. Total capital investment in 2012 was $245 to $260 million. The amount of capital investment is expected to be roughly comparable in 2013 with the expected completion of the construction of the new HB Solar Solution mine project, the North compaction facility, and a third cavern system in Moab.

Capital investment for 2013 is expected to be funded out of cash and investments, cash flows, proceeds from the unsecured senior notes that are expected to fund in April 2013, and periodic limited utilization of the existing unsecured credit facility.

Two significant milestones occurred in the fourth quarter marking further success in Intrepid's solar solution mining projects, which are designed to produce incremental tons at lower cash costs. In November, as scheduled, Intrepid's HB Solar Solution mine project began pumping potash-enriched brine from the mine into the new solar evaporation ponds. This was a major event keeping the original production timeline on target for late 2013. The HB Solar Solution mine project remains in line with the $200 to $230 million budget, with total capital invested through the end of 2012 in the range of $125 to $130 million.

The other milestone was accomplished with the completion of the development of the second horizontal cavern network in Moab. As planned and on schedule, this second multi-well horizontal cavern system has been put into production, and is expected to benefit the Moab operations beginning with the 2013 evaporation season.

In the fourth quarter, Intrepid declared and paid a special cash dividend of $0.75 per share, or $56.5 million. The cash and investment balance at the end of 2012 was $55 to $60 million.

Additionally, during the fourth quarter of 2012, Intrepid recorded a deferred tax expense of approximately $5.0 to $5.5 million. This deferred income tax expense is the result of the ongoing review of state income tax rates and the application of the updated rate to the net deferred income tax asset.  The result of this normal recurring evaluation will be a higher effective tax rate in the fourth quarter of 2012.

Intrepid reports “average net realized sales price,” which is an operating performance measure. Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Fourth Quarter and Full Year 2012 Financial Results and Conference Call

Intrepid is scheduled to release fourth quarter and full year 2012 financial results, including a current market update, capital project status, and operations outlook, after market close on Wednesday, February 13, 2013. The teleconference call to discuss fourth quarter and full year 2012 results is scheduled for Thursday, February 14, 2013, at 8:00 a.m. MT (10:00 a.m. ET). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (631) 982-4565 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing fourth quarter and full year 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through March 14, 2013.

About Intrepid:

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities -- three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

Intrepid routinely posts important information about its business, including information about upcoming investor presentations, on its website under the Investor Relations tab. Intrepid encourages investors and other interested parties to enroll on its website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. The website address for Intrepid is www.intrepidpotash.com.

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This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

This document contains preliminary financial and operating results for the fourth quarter and full year of 2012. Preliminary results are our estimates of actual results based on currently available information. We have not completed our normal quarterly closing and review procedures. While we believe our preliminary results are meaningful, they could be materially different from our actual results. In addition, you should be aware that preliminary results cover only a subset of all of the financial and operating information that will be included with our actual results.

All information in this document speaks as of January 17, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.